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                                                                 Exhibit 99.1

HARRIS INTERACTIVE [logo]

FOR IMMEDIATE RELEASE

        Harris Interactive Adds Antoine Treuille as Independent Director
          International Expertise Will Benefit Company's Global Growth

ROCHESTER, NY -- JANUARY 7, 2004 -- Antoine Treuille, executive managing partner of Mercantile Capital Partners in New York City, has joined the Harris Interactive (Nasdaq:HPOL) board as an independent director, effective January 7, 2004.

"Antoine Treuille represents the beginning of the internationalization of our board. As we continue our expansion in Europe and then into Asia, we will need directors who represent and understand the arenas in which we will operate," said Dr. Gordon S. Black, Chairman and CEO. "Antoine currently serves as a director of several French and American companies, speaks fluent French, English and Spanish, and is well connected in European business circles. His skill and experience will contribute much to our board, and I look forward to working closely with him," Black stated.

Prior to Mercantile Capital Partners, Mr. Treuille was President of Charter Pacific Corporation, an investment banking firm in New York City. Before that, he served in executive roles at Desai Capital Management, Entrecanales Y Travora Inc. and Citibank in New York City, as well as Le Credit Chimique in Paris, France.

Mr. Treuille currently serves on the boards of Eramet (director) and Societe Bic (chairman of the audit committee) in Paris as well as Eye Care Centers of America (director and member of the compensation committee). Mr. Treuille formerly served as Chairman of the Board of both The Museum Company and Loehmanns' Holdings Inc.. He also served on the board of Special Metals Corporation (chairman of the audit committee) in the United States.

Mr. Treuille holds an MBA from Columbia University, a M.S. in Engineering from Columbia and a Masters from Ecole Superieure des Sciences Economiques et Commerciales in Paris.

"Adding Antoine Treuille, plus the recent additions of George Bell, Stephen Harlan, Dr. Subrata Sen, and our new CEO and director Bob Knapp, strengthens our board to the level Harris Interactive needs to become one of the dominant forces in the worldwide market research industry," concluded Black.

ABOUT HARRIS INTERACTIVE(R)
HARRIS INTERACTIVE (www.harrisinteractive.com) is a worldwide market research and consulting firm best known for THE HARRIS POLL(R), and for pioneering the Internet method to conduct scientifically accurate market research. Headquartered in Rochester, New York, U.S.A., Harris Interactive combines proprietary methodologies and technology with expertise in predictive, custom and strategic research. The Company conducts international research through wholly owned subsidiaries--London-based HI EUROPE (www.hieurope.com) and Tokyo-based Harris Interactive Japan--as well as through the Harris Interactive Global Network of local market- and opinion-research firms, and various U.S. offices. EOE M/F/D/V

To become a member of the Harris Poll OnlineSM and be invited to participate in future online surveys, visit www.harrispollonline.com.

CONTACT:
Dan Hucko
Harris Interactive
585-214-7470
dhucko@harrisinteractive.com

SAFE HARBOR
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the "Risk Factors" section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


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